Execution Copy

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 7th day of November, 2022, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and HSBC FUNDS, a Delaware statutory trust having its principal office and place of business at 452 Fifth Avenue New York, New York 10018 (the “Trust” or “Client”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust offers Shares in one or more series, each as named in the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 11 of this Agreement, being herein referred to as a “Fund,” and collectively as the “Funds”);

WHEREAS, the Trust on behalf of the Funds desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT
1.1	Appointment. Subject to the terms and conditions set forth in this Agreement, the Trust on behalf of the Funds hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for each Fund’s authorized and issued Shares, dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders (“Shareholders”) of each of the respective Funds of the Trust and set out in the currently effective prospectus and Statement of Additional Information of the Trust and each Fund (collectively, the “Prospectus”), including without limitation any periodic investment plan or periodic withdrawal program.
1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust, on behalf of each of the Funds, as applicable, and the Transfer Agent (the “Procedures”), the Transfer Agent shall:
(i)	establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder;

(ii)	receive orders for the purchase of Shares from the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of a Fund as identified by the Trust (the “Custodian”);
(iii)	pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;
(iv)	receive redemption requests and redemption directions from the Trust and deliver the appropriate documentation thereof to the Custodian;
(v)	with respect to the transactions in items (i) through (iv) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Trust who shall thereby be deemed to be acting on behalf of the Trust;
(vi)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;
(vii)	process Shareholder account maintenance instructions (excluding instructions to change an account’s registration or wire instructions) received directly from broker-dealers or other intermediaries authorized per procedures established by mutual agreement of the Transfer Agent and the Trust;
(viii)	process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by the Trust;
(ix)	process and transmit payments for any dividends and distributions declared by the Trust on behalf of the applicable Fund;
(x)	record the issuance of Shares of the applicable Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of each Fund which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;
(xi)	maintain and manage, as agent for a Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of

Share purchases and redemptions and the payment of Fund dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent. In connection with the recordkeeping and other services provided to a Fund hereunder, the Transfer Agent may receive compensation from such banks for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts;

(xii)	issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not receive or was lost. Such stop orders and replacements will be deemed to have been made at the request of a Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;
(xiii)	maintain records of account for and advise each Fund and its Shareholders as to the foregoing;
(xiv)	accept any information, records, documents, data, certificates, transaction requests in printed form or by machine readable input, facsimile, data entry and electronic instructions, including email communications, which have been prepared, maintained or provided by a Fund or any other person or firm on behalf of the Fund or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders or directly from individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and it will be the responsibility of a Fund to require its broker-dealers or TPAs to retain appropriate documentation. E-mail exchanges on routine matters may be made directly with a Fund’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;
(xv)	receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence; and
(xvi)	process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:
(i)	Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining Shareholder accounts, preparing Shareholder meeting lists, arranging for the distribution of Shareholder reports to current Shareholders, maintaining on behalf of the Funds such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, arranging for the preparation and mailing of confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, arranging for the preparation and mailing of activity statements for Shareholders, and providing Shareholder account information.
(ii)	Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for a Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for a Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day.
(iii)	State Transaction (“Blue Sky”) Reporting. At the direction of the Funds, the Transfer Agent will perform the Blue Sky Services set forth on the attached schedule (“Schedule 1.3(iii) - Blue Sky Services”).
(iv)	Call Center Services. Upon request of a Fund, answer telephone inquiries during the mutually agreed upon hours for each Fund each day on which the New York Stock Exchange is open for trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of a Fund and broker-dealers and other intermediaries on behalf of such Shareholders in accordance with the telephone scripts provided by a Fund to the Transfer Agent, such inquiries may include, but are not limited to, requests for information on account set-up and maintenance, general questions regarding the operation of a Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. The Transfer Agent shall train its personnel to answer inquiries and will not provide investment advice or undertake activities that would require broker-dealer registration.

(v)	Lost Shareholder Searches. The Transfer Agent shall conduct lost Shareholder searches as required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).
(vi)	Escheatment, Orders. If requested by a Fund (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).
(vii)	Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and transactions of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); (b) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTCC or NSCC (acting on behalf of its members and bank participants); (c) provide account and transaction information from an affected Fund’s records on the Delegate’s (defined below) computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those intermediaries; and (d) maintain Shareholder accounts on TA2000 System through Networking.
(viii)	Short Term Trader. Upon request of a Fund, the Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund, including the shareholder identity and transaction information where the Transfer Agent has such account level information, based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent for a Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities. Upon written instruction from a Fund, the Transfer Agent will implement a short-term trading redemption fee based on parameters provided to the Transfer Agent by the Fund. A Fund shall instruct the Transfer Agent as to any accounts that it has determined to be exempt from such fee. A Fund, no less than once a year, will review the list of exempt accounts and instruct the Transfer Agent of any changes to an account’s exempt status. The Transfer Agent shall report to a Fund any known exceptions to such instructions.
(ix)	Omnibus Transparency Services. Upon request of a Fund, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2) under the 1940 Act. The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.3(ix) - Omnibus Transparency

Services”) that may be changed from time to time subject to mutual written agreement between the parties.

(x)	Identity Theft Prevention. The Transfer Agent has developed and shall maintain a program of policies, procedures and controls that is reasonably designed to (i) comply with applicable federal identity theft prevention laws, rules and regulations (the “identity theft rules”) applicable to the Transfer Agent and/or a Fund, including but not limited to Regulation S-ID and (ii) assist in the detection, prevention and mitigation of identity theft with respect to the records and accounts of each Fund’s shareholders that are maintained by the Transfer Agent (the “identity theft program”). The Transfer Agent agrees to comply with such identity theft program during the term of this Agreement with respect to each Fund’s shareholder accounts and records that are maintained by the Transfer Agent. The Transfer Agent agrees to report any detected violations of the identity theft rules, including any incidents of attempted or suspected identity theft that are detected by the Transfer Agent, promptly (i) to a Fund in accordance with agreed upon procedures, and (ii) to the U.S. Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”) to the extent a suspicious activity report (“SAR”) filing is required. The Transfer Agent shall handle such SAR filing in accordance with Schedule 1.6 to this Agreement.
(xi)	Section 12(d)(1) Reports. Upon mutual agreement with respect to the applicable criteria and report methodology, the Transfer Agent will prepare a report that will highlight any individual unaffiliated fund of fund account with holdings of more than 3% of a Fund’s total outstanding shares or instances where unaffiliated fund of fund holdings in the aggregate exceed 10% of a Fund’s total outstanding shares.
(xii)	Section 19(a) Statements. Upon receipt of specific instructions from a Fund to do so, the Transfer Agent will arrange for the inclusion of inserts of Section 19(a) statements to accompany dividends and distribution mailings to the extent the Fund deems it required by Section 19(a) of the 1940 Act.
(xiii)	Information for Prospectus Delivery and Confirmations. The Transfer Agent will provide a Fund or its delegates full and accurate shareholder account and transaction information in order to facilitate delivery by the Fund or its delegates of prospectuses, and the preparation and delivery of transaction confirmations, to each Shareholder purchasing Shares.
(xiv)	Shareholder Privileges. For direct Fund accounts, which are accounts not registered in the name of a financial intermediary (“Direct Accounts”), the Transfer Agent shall, upon request of the Fund, provide system-generated reports regarding rights of accumulation, letters of intent or other Shareholder breakpoints.

(xv)	Complaints. Upon request of the Fund, the Transfer Agent will produce a monthly system-generated report of any complaints regarding the Funds that have been received by the Transfer Agent.
(xvi)	Account Application Review. For Direct Accounts, if the Shareholder’s account application is missing certain information that the Transfer Agent has been advised by a Fund or its distributor is necessary for the Fund or distributor to make a suitability determination, the Transfer Agent shall request the missing information from such Shareholders and document the information upon receipt in AWD before accepting the Shareholder’s order.
(xvii)	Non-US. Investors. Requests received by the Transfer Agent for new accounts from non-U.S. investors shall be directed to the Fund for instruction.
(xviii)	Individual Retirement Accounts. With respect to IRAs, SIMPLE IRAs, SEP IRAs, Roth IRAs and Coverdell Education Savings Accounts (“Individual Retirement Accounts”) offered by the Fund for its shareholders, the Transfer Agent may, upon written agreement between the Transfer Agent, the Fund and the Fund’s designated IRA custodian, provide certain additional services to such Individual Retirement Accounts.
(xix)	Additional Services. Upon request of the Fund and mutual agreement between the parties as to the scope and any applicable fees, the Transfer Agent may provide additional services to the Fund under the terms of this Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Agreement.
(xx)	Performance of Certain Services by the Trust or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Trust and the Transfer Agent. If agreed to in writing by the Trust and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Trust or its agent may perform these services on the Trust’s or a Fund’s behalf.
1.4	Authorized Persons. The Trust, on behalf of each Fund, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Trust and as may be amended from time to time, in receiving instructions to issue or redeem the Shares. The Trust, on behalf each Fund, agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Fund’s then-

effective Prospectus, and the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Funds may conduct periodic site visits of the Transfer Agent’s or a Delegate’s facilities and inspect the Transfer Agent’s (or the Delegate’s) records and procedures solely as they pertain to the Transfer Agent’s (or the Delegate’s) services for the Funds under or pursuant to this Agreement. Such inspections shall be conducted at a Fund’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s (or the Delegate’s) regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, such Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent (or the Delegate) and such Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s (or the Delegate’s) normal and customary conduct of its business activities, including the provision of services to the Funds and to other clients. The Transfer Agent (or the Delegate) shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent (or the Delegate), jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent (or the Delegate). The Transfer Agent (or the Delegate) may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent (or the Delegate) may also reasonably require any of a Fund’s representatives to execute a reasonable confidentiality agreement before granting such individuals access to its facilities. The Transfer Agent (or the Delegate) will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense, solely to (i) the Fund’s records held by the Transfer Agent (or the Delegate) and (ii) the procedures of the Transfer Agent (or the Delegate) directly related to its provision of services to the Fund under the Agreement. Notwithstanding the foregoing restrictions on site visits agreed upon by the parties, the Transfer Agent (or the Delegate) agrees that the Funds and their agents shall have access to each Fund’s records throughout the term of this Agreement.
1.6	Anti-Money Laundering Delegation. In order to assist the Funds with the Funds’ AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools, and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities or the financing of terrorism; (ii) assist in the identification and verification of persons and legal entities, including beneficial ownership information, opening accounts with the Fund; and (iii) assist in performing ongoing customer due diligence pursuant to risk-based procedures, which include, at a minimum, conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information, including beneficial ownership information of legal entity customers (the “AML Procedures”). If a Fund elects to have the Transfer Agent implement the AML Procedures and delegate the day-to-day operation of such AML Procedures to the Transfer Agent, the parties will agree to such terms as stated in the attached schedule (“Schedule 1.6 - AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties.

1.7	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, a Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.
1.8	The U.S. Foreign Account Tax Compliance Act (“FATCA”). The Transfer Agent shall maintain in a Fund’s records, valid documentation sufficient to establish the FATCA status of each Shareholder registered on the books of such Fund for purposes of FATCA (including an executed United States Internal Revenue Service (“IRS”) Form W-9 or appropriate W-8, as applicable). The Transfer Agent shall take such further actions as required by applicable FATCA regulations with respect to account onboarding and due diligence, monitoring, remediation, withholding and reporting, or as otherwise agreed upon with a Fund from time to time in connection with FATCA compliance. The Transfer Agent shall advise a Fund of any changes in circumstances (for purposes of FATCA) of which it is aware or has reason to know with respect to such Shareholders.
1.9	Regulation GG. The Trust represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Trust is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Transfer Agent pursuant to this Agreement or otherwise between or among any party hereto.
1.10	Exception Services. Transactions identified in this Section 1 shall be deemed exception services (“Exception Services”), which must be mutually agreed upon in advance, when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agent’s recordkeeping system; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agent’s recordkeeping system than is normally required.

2.	FEES AND EXPENSES
2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Trust agrees on behalf of each of the Funds to pay the Transfer Agent the fees and expenses set forth in a written fee schedule agreed upon by the parties (the “Fee Schedule”). The Trust agrees that such fees and expenses may be invoiced to the Trust by the Transfer Agent’s Delegate (defined below) and payment for such services may be made by the Trust directly to the Transfer Agent’s Delegate in accordance with the terms of this Section 2 and the Fee Schedule and in satisfaction of any fees and expenses payable to the Transfer Agent under the Fee Schedule for the services provided under this Agreement.
2.2	Additional Funds. The fees set forth on the Fee Schedule apply with respect to the Funds set forth on Schedule A to this Agreement as of the date thereof and to any newly created funds added to the Agreement that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement. In the event that a fund is to become a party to this Agreement as the result of an acquisition or merger then the Trust and the Transfer Agent shall confer diligently and in good faith, and agree upon fees applicable to such fund.
2.3	Other Fees and Charges. In addition to the fees paid under the Fee Schedule, the Trust agrees to pay for certain other reasonable fees and charges, as applicable, which are reflected in the notes to the Fee Schedule and any expenses incurred at the direction of the Trust or with the advance written notice to the Trust.
2.4	Increases. The fees and charges set forth on the Fee Schedule may increase or may be increased in connection with new or additional services, or new or additional functions, features or modes of operation of the TA2000 system, as provided below. If the Transfer Agent notifies the Trust of a proposed increase in fees, the parties shall confer, diligently and in good faith, to discuss the proposed new fee to cover such new fund feature and to agree upon what, if any, increase in fees will be implemented. In any event, the Trust reserves the right, in its commercially reasonable discretion, to opt out of the new or additional services, or new or additional functions, features or modes of operation of the TA2000 system and to continue the terms of this Agreement under the then existing fee level. If the Transfer Agent notifies the Trust of a proposed increase in fees or charges resulting from changes in laws applicable to its transfer agency business or laws applicable to the Trust, which the Transfer Agent has agreed to abide by and implement, and such changes result in an increase to the Transfer Agent’s ongoing costs to provide the affected service or function by five percent (5%) or more, the parties shall confer, diligently and in good faith, to discuss a potential increase in fees from the Trust and to agree upon what, if any, increase in fees will be implemented.

2.5	Postage. If requested by the Transfer Agent, postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Trust at least seven (7) days prior to the mailing date of such materials.
2.6	Invoices. The Trust agree to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Trust may only withhold that portion of the fee or expense subject to the good faith dispute. The Trust shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Trust is disputing any amounts in good faith. If the Trust does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Trust. The Trust shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.
2.7	Late Payments. In the event that during any twelve month period, the Trust pays any undisputed amounts in two or more invoices after their respective due dates, then the Transfer Agent may charge, and the Trust shall pay, a late charge for any future invoice paid after the applicable due date. In such event, the Trust shall pay the Transfer Agent a late charge in the amount equal to the interest on the amount due (from the due date to the date of payment) at the per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.
3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.
3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.
3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.
3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.
3.6	It will comply in all material respects with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.
4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST ON BEHALF OF THE FUNDS

The Trust on behalf of the Funds represents and warrants to the Transfer Agent that:

4.1	The Trust is a statutory trust duly organized, existing and in good standing under the laws of its state of organization.
4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.
4.3	All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Trust and Funds.
4.4	The Trust is registered under the 1940 Act, as an open-end management investment company.
4.5	A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale.
4.6	Where information provided by the Trust or the Trust’s investors includes Personal Information, the Trust represents and warrants that it has obtained all consents and approvals, as required by applicable laws that regulate the collection, processing, use or disclosure of Personal Information, necessary for the Transfer Agent to perform of the services hereunder. As used herein, “Personal Information” means (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (ii) any information that is defined as “personal information” or “personal data” under applicable laws. Notwithstanding the foregoing, Personal Information shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

4.7	The Trust and the Funds will comply in all material respects with all federal and state laws, rules and regulations applicable to their business and the performance of their obligations under this Agreement.
5.	DATA ACCESS SERVICES
5.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of the Trust. The Trust, on behalf of itself and the Funds, agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its officers and trustees, on behalf of the Funds and their agents, to:
(i)	use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;
(ii)	refrain from copying or duplicating in any way the Proprietary Information;
(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;
(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;
(v)	allow the Trust or such agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect, at the Transfer Agent’s expense, the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.
5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that (i) are or become publicly available without breach of this Agreement; (ii) that are released for general disclosure by a written release by the Transfer Agent; or (iii) that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.
5.3	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.
5.4	If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares, or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.
5.5	The Trust acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.
5.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.
5.7	DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER

AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.	STANDARD OF CARE / LIMITATION OF LIABILITY
6.1	The Transfer Agent agrees to use best efforts in performing the services under this Agreement and shall at all times act in good faith and without negligence, fraud or willful misconduct in its performance of all duties and services under this Agreement. The Transfer Agent assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, fraud, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.
6.2	In any event, the Transfer Agent’s aggregate liability for the term of this Agreement with respect to, arising from or arising in connection with all claims under this Agreement for services provided by the Transfer Agent under this Agreement, regardless of the form of action or legal theory, shall be limited to the fees (excluding expenses) received by the Transfer Agent under this Agreement during: (i) the twelve (12) calendar months, or (ii) if such claims arise from breaches by the Transfer Agent of its obligations under Section 9 of this Agreement, the eighteen (18) calendar months, immediately preceding the first event for which recovery from the Transfer Agent is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from any intentional malicious acts or intentional malicious omissions by the Transfer Agent’s employees. For purposes of this Section 6.2, “intentional malicious acts or intentional malicious omissions” shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to the Fund.
7.	INDEMNIFICATION
7.1	The Transfer Agent and its affiliates, including their respective officers, directors, employees, agents and subcontractors (the “Transfer Agent Indemnitees”), shall not be responsible for, and the Trust on behalf of itself and each Fund on a several and not joint basis shall indemnify, defend and hold the Transfer Agent Indemnitees harmless, from and against, any and all losses, judgments, damages, claims, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Adverse Consequences”) that may at any time be asserted against or incurred by any of them in connection with claims by third parties directly arising out of or in connection with:

(i)	all actions of the Transfer Agent or the Transfer Agent Indemnitees required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence, fraud or willful misconduct;
(ii)	a Fund’s bad faith or willful misconduct;
(iii)	reasonable reliance upon, and any subsequent use of or action taken or omitted, in good faith and without negligence or willful misconduct, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors, including those received in hard copy, or by machine readable input, facsimile, data entry, electronic instructions or other similar means authorized by a Fund, and which have been prepared, maintained or performed by a Fund or any other person or firm on behalf of the Fund, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of a Fund or any of its officers; or (c) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;
(iv)	the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;
(v)	the acceptance of and reasonable reliance upon email or facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or a Fund, and the reasonable reliance by the Transfer Agent or Transfer Agent Indemnitees on the broker-dealer, TPA or a Fund ensuring that the original source documentation is in good order and properly retained;
(vi)	the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent, provided that such negotiation and processing are done in good faith and without negligence or willful misconduct; and
(vii)	all actions relating to the transmission of Trust, Fund or Shareholder data through the NSCC clearing systems, if applicable.
7.2	A Fund shall not be responsible for, and the Transfer Agent shall indemnify, defend and hold harmless such Fund, and its directors, officers, employees, agents, subcontractors, affiliates and subsidiaries (the “Fund Indemnitees”), from and against all Adverse Consequences that may at any time be asserted against or incurred by any of them in connection with claims by third parties directly arising out of or in connection with the Transfer Agent’s failure to perform its services in accordance with the standard of care as set out in Section 6.1.

7.3	In no event shall the Transfer Agent or the Trust be liable for any special, incidental, indirect, punitive or consequential damages under any provision of this Agreement, regardless of the form of action and even if the same were foreseeable.
7.4	In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.
7.5	As-of Adjustments.
(i)	The Transfer Agent and a Fund will discuss liability for an “as of” transaction loss on a case-by-case basis. Subject to the limitation set forth in Sections 6 and 7, the Transfer Agent will accept responsibility for a particular situation resulting in an “as of” loss to a Fund where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 7.5 when it results in an error on a particular transaction which equals or exceeds one full cent ($.01) per share times the number of shares outstanding. The Fund agrees that in connection with determining the loss with respect to such “as of” transactions, it shall permit the netting of gains in one class of the Fund against losses in another class of the Fund when there are related transactions across such classes.
(ii)	If the net effect of the “as of” transactions that are determined to be caused solely by the Transfer Agent is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Fund accountants. The Transfer Agent will work with the Fund accountants to determine what, if any, impact the threshold break has on such Fund’s Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, such Fund re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in that Fund that took place during the period or a payment to such Fund. The Funds agree to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, each

Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, the Transfer Agent and the Fund shall work together in good faith to determine the amount to be paid by the Transfer Agent to settle such loss.

7.6	The parties agree that for all purposes under this Agreement, including but not limited to the indemnification provided in Section 7.1, the assets of one Fund or portfolio cannot be used to satisfy the liabilities of any other Fund or portfolio, and under no circumstances will the obligations or liabilities of a particular Fund or portfolio constitute an obligation or liability applicable to any other Fund or portfolio. The use of this single document to memorialize the agreement of the Funds and their respective portfolios is understood to be for clerical convenience only and will not constitute any basis for joining the Funds or portfolios for any reason.
7.7	At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in good faith in reliance upon such instructions or upon the written advice of such counsel; provided, however, that with respect to the performance of any action or omission of any action upon such legal advice, the Transfer Agent shall act within the standard of care set out in Section 6.1 and shall notify the Trust of the matter giving rise to the request for such legal advice. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust on behalf of the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.
8.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT
8.1	Delivery of Documents. The Trust shall promptly furnish to the Transfer Agent the following:
(i)	A certificate of the Secretary of the Trust certifying the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.
8.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.
8.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and rules thereunder, the Transfer Agent agrees that any records maintained by the Transfer Agent on behalf of the Trust as part of the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and rules, and will be surrendered promptly to the Trust on and in accordance with its request. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. In the event that the Transfer Agent is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Transfer Agent’s personnel as witnesses or deponents, the Trust agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in such production. To the extent that the Transfer Agent receives an inquiry from a regulatory agency that pertains to the Funds or the services provided to the Funds under this Agreement, it will, to the extent not prohibited by such regulatory agency or applicable law, advise the Funds of such correspondence or inquiry.
8.4	Changes in Law. The Transfer Agent will use reasonable care to keep apprised of changes in laws and regulations applicable to the services provided hereunder and will consult with the Funds, as appropriate, when such changes may materially impact the Transfer Agent’s ability to deliver the services outlined within this Agreement. The Transfer Agent and the Funds will also discuss, as appropriate, other regulatory changes impacting the industry; provided, however, that the Transfer Agent shall not furnish legal advice to the Funds and the Funds shall be responsible for making their own determinations on any such matters.
8.5	Staffing. The Transfer Agent will maintain a sufficient level of trained staff that it deems to be adequate to meet the requirements of this Agreement.
8.6	Board of Trustees. Upon the request of the Board of Trustees of the Trust, the Transfer Agent shall meet with the Board on an annual basis.

8.7	Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-l under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Funds. The Transfer Agent reserves the right to amend and update its compliance program from time to time in order to address changing regulatory and industry developments.

Notwithstanding the foregoing, the Transfer Agent will maintain the “Compliance Corner” or similar feature of its compliance program in order that the Funds and their service providers may have reasonable access to the underlying documentation supporting the Transfer Agent’s AML and other compliance related services. The Transfer Agent shall make available to the Fund via its Compliance Corner site, current information on the Transfer Agent’s Compliance+ Program, including information on federal securities laws, business process flow charts and associated summaries, corporate procedures (including AML procedures), client-specific quarterly compliance measurement dashboard reports, certain trending analysis, compliance news bulletins/newsletters, the Transfer Agent’s procedures manual and other compliance and regulatory materials.

9.	CONFIDENTIALITY AND USE OF DATA
9.1	All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9.2 below, all confidential information provided under this Agreement by the Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services provided hereunder and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 9.2 below) solely as it relates to their providing the services and discharging their obligations under this Agreement, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), (e) that is disclosed pursuant to a request from a regulatory authority who has jurisdiction during the course of a regulatory review, or (f) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

9.2	In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or a Fund and share such information with its Affiliates, agents and service providers (“Service Providers”) solely (i) for use in connection with their provision of services contemplated under this Agreement and (ii) to carry out management of its businesses, if related to financial and operational management and reporting, risk management, legal and regulatory compliance and client service management, provided such confidential information is disclosed under obligations of confidentiality that are no less restrictive than the confidentiality obligations contained in this Agreement.
10.	Effective Period and Termination
10.1	This Agreement shall remain in full force and effect for an initial term ending November 7, 2027 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than one hundred and twenty (120) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Trust or applicable Fund shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.
10.2	In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph, or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Trust or applicable Fund shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Trust or such Fund) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Trust’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund is no longer viable, (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement.

10.3	Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.
10.4	In the event that this Agreement is terminated or not renewed for any reason by the Funds, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Funds, the Transfer Agent, at the Funds’ request, shall offer reasonable assistance to the Funds in converting the Funds’ records from the Transfer Agent’s systems to whatever services or systems are designated by the Funds (the “Deconversion”). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 5.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.
10.5	In the event of termination or non-renewal of this Agreement, the Fund shall pay the Transfer Agent all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution. The Transfer Agent will provide the Funds with a fee schedule and an estimate of any such costs.
10.6	The parties agree to work together and use reasonable efforts to not cause the effective date of any Deconversion as a result of termination hereof to occur during the period from December 15th through March 1st of any year in order to avoid adversely impacting a year-end.
10.7	Upon termination or expiration of this Agreement for any reason, the Transfer Agent shall (i) deliver to the Trust, or (ii) destroy (including rendering unrecoverable), any confidential information of the Trust or a Fund then in the

Transfer Agent’s possession (or the possession of its Affiliates, Service Providers or Delegates). With respect to (ii) above, the Transfer Agent will certify to the Trust as to the destruction of such Confidential Information. Notwithstanding the foregoing, the Transfer Agent shall be permitted to retain all or any portion of the Confidential Information, subject to the confidentiality obligations specified in this Agreement, to the extent required by law applicable to the Transfer Agent or its regulatory authority or to the extent required by the Transfer Agent’s internal policies and in accordance with its customary practices for backup and storage.

11.	Additional Funds

In the event that the Trust establishes one or more series of Shares in addition to the Funds listed on the attached Schedule A, with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

12.	assignment
12.1	Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.
12.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust on behalf of the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust on behalf of the Funds. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.
12.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.
13.	DELEGATION; subcontractors
13.1	It is agreed that, for the duration of this Agreement, the Transfer Agent will use its best commercial efforts to subcontract the performance of all services under this Agreement to DST Asset Manager Solutions, Inc. (“DST AMS”), which is a registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act, and DST AMS shall be considered a Delegate (as defined below) of the Transfer Agent for purposes of this Agreement. Transfer Agent shall have the right, without the consent or approval of the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein (each, a “Delegate” and collectively, the “Delegates”), provided, however, that the Transfer Agent shall (i) notify the Trust as soon as reasonably practicable if the Transfer Agent plans to replace DST AMS as its Delegate to provide the services under this Agreement to the Trust; (ii) confer in good faith with the Trust in connection with the selection of a successor to DST AMS and provide the Trust with a reasonable opportunity to conduct due diligence with respect to such successor; and (iii) to the extent legally required, ensure that any such successor is a registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act. The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself.

13.2	The Transfer Agent will use reasonable care and diligence in the selection and monitoring of its Delegates and will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time. Nothing in this Section 13 shall limit or restrict the Transfer Agent’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services. For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.
14.	miscellaneous
14.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.
14.2	Massachusetts Law to Apply. This Agreement shall be construed, and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflict of laws rules.
14.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4	Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the Personal Information of the Trust’s shareholders, employees, trustees and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.
14.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.
14.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.
14.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.
14.8	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.
14.9	Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.
14.10	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.
14.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12	Notices and Information.

(i) Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

With a copy to:

State Street Bank and Trust Company

Legal Division – Institutional Services Americas

One Lincoln Street

Boston, MA 02111

(b)	If to the Trust, to:

HSBC Funds

452 Fifth Avenue, 7th Floor

New York, NY 10018

Attention: Stefano R. Michelagnoli, President

cc: Chief Legal Officer

(ii) Any notices or other information required under Schedule 1.6 hereto and any notices or information required for compliance purposes under this Agreement shall be sent to the Trust’s Chief Compliance Officer in addition to the person(s) listed in clause (i)(b) of this sub-paragraph 14.12, above.

14.13	Business Continuity, Internal Controls and Information Security.

(i) Business Continuity Plans. The Transfer Agent will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. The Transfer Agent will implement such plans following the occurrence of an event which results in an interruption or suspension of the services provided under this

Agreement. Upon reasonable request, the Transfer Agent shall discuss with the Trust any business continuity/disaster recovery plans of the Transfer Agent or its Delegates and/or provide a high-level presentation summarizing such plans.

(ii) Internal Controls Review and Report. The Transfer Agent will retain a firm of independent auditors to perform an annual review of certain internal controls and procedures employed by the Transfer Agent in the provision of the services and issue a standard System and Organization Controls 1 or equivalent report (“SOC 1 Report”) based on such review. The Transfer Agent will provide a copy of such report to the Trust upon request. The Transfer Agent shall also seek to provide to the Trust, upon request, a copy of its Delegate’s SOC 1 Report, subject to the Trust’s compliance with any applicable limitations on use and disclosure required by such Delegate or the Delegate’s auditors.

(iii) Information Security Systems and Controls. The Transfer Agent will maintain commercially reasonable information security systems and controls that are designed to (A) maintain the security and confidentiality of the Trust’s data; (B) protect such data from unauthorized access or use; (C) protect such data from reasonably foreseeable threats or hazards to its security or integrity; and (D) meet legal and regulatory requirements applying to the Transfer Agent. A description of the Transfer Agent’s information security systems and controls is set forth on Appendix B (State Street Client Information Security Schedule), which is attached hereto and incorporated herein by reference.

(iv) Virus Detection. The Transfer Agent will at all times employ a current version of one of the leading commercially available virus detection software programs to test the hardware and software applications used by it to deliver the services for the presence of any computer code designed to disrupt, disable, harm, or otherwise impede operation.

14.14	Cooperation with Trust’s Accountants. The Transfer Agent shall cooperate with the Trust’s independent public accountants and take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.
14.15	Insurance. The Transfer Agent shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Transfer Agent under this Agreement. Upon the Trust’s reasonable request, which in no event shall be more than once annually, the Transfer Agent shall furnish to the Trust a summary of the Transfer Agent’s applicable insurance coverage.
14.16	Anti-Money Laundering, Financial Crimes and Anti-Bribery.

(i) The Trust will comply with all applicable Sanctions Laws (as defined below) as well as anti-money laundering or other financial crime legislation applicable to it and will provide the Transfer Agent with all reasonably necessary sanctions questionnaires, declarations and other documentation in order for the Transfer Agent to comply with its applicable anti-money laundering or other financial crime legislation policies. The Trust hereby represents that neither the Trust nor any of its subsidiaries, trustees, directors or officers are (a) the target/subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or (b) located, organized or resident in a country or territory that is the target/subject of such sanctions. “Sanctions Laws” means any trade, financial or economic sanctions law or regulation made by a relevant authority of the United States of America (including without limitation, by OFAC and the U.S. Department of State), including U.S. secondary sanctions.

(ii) The Transfer Agent and its Affiliates shall, in connection with the services to be provided under this Agreement: (a) comply with all applicable anti-money laundering or other financial crimes legislation, Sanctions Laws and laws relating to anti-bribery and anti-corruption applicable to the Transfer Agent (“Transfer Agent AML/Sanctions/Anti-Bribery Requirements”); (b) have and maintain in place throughout the Initial Term and any Renewal Term policies and procedures reasonably designed to ensure compliance with the Transfer Agent AML/Sanctions/Anti-Bribery Requirements and will enforce such policies and procedures where appropriate; and (c) undertake commercially reasonable efforts to have all Delegates and employees of the Transfer Agent and its Affiliates engaged in the provision of the services to be provided under this Agreement comply with Section 14.16(ii)(a). The Transfer Agent agrees that, unless precluded by (and subject to) applicable law, it will notify as soon as reasonably practicable the Trust and its sponsor in writing of any non-compliance with this Section 14.16 as it relates to this Agreement. The Transfer Agent hereby represents that neither the Transfer Agent nor any of its subsidiaries, directors or officers are (a) the target/subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or (b) located, organized or resident in a country or territory that is the target/subject of such sanctions.

14.17	Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

14.18	System Changes and Modifications. (a) During the term of this Agreement the Transfer Agent’s Delegate, DST AMS, will use on behalf of the Trust all modifications, enhancements, or changes which DST AMS’ affiliate, DST Systems, Inc. (“DST”), may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Trust. No charges will be assessed therefor unless a specific charge is made for such improvements in the standard DST pricing schedule, and is charged generally to other existing customers using the modified or improved system, in which event such charges shall be based on number of accounts or some other equitable measure allocating charges in accordance with number of users or amount of usage. Notwithstanding the foregoing, (i) all such improvements shall be option-controlled (i.e., the Trust may elect not to activate such improvements and such improvements shall not be necessary to the functionality of the systems or services); and (ii) prior to implementing any additional fees for such improvements, the Transfer Agent shall provide written notice of the proposed additional fees to the Trust, along with supporting documentation sufficient to justify the proposed increase in such fees. If any change in law, rule, regulation or industry practice requires the Transfer Agent to make substantial system improvements that result in material increases in the cost of operating the affected Transfer Agent system, then the Transfer Agent and the Trust, will negotiate in good faith any appropriate additional costs to be paid by the Trust (in accordance with the Trust’s pro-rata share of such costs among the applicable customers based on respective number of accounts or other equitable measure as agreed upon by the parties).

(b) The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Trust will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification (as well as an explanation of their expected changes to services and/or deliverables) or deletion shall materially adversely change or affect the operations and procedures of the Trust in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Trust is given ninety (90) days prior notice to allow the Trust to change its procedures and unless the Transfer Agent provides the Trust with revised operating procedures and controls. Any material systems’ changes or developments during the term of the Agreement shall be option-controlled (i.e., the Trust may elect not to activate such changes or developments and such changes or developments shall not be necessary to the functionality of the systems or services). All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to DST.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

State Street Bank and Trust Company

By:	/s/ Christopher W. Holzwarth

	Name:	Christopher W. Holzwarth

	Title:	Senior Vice President

HSBC Funds

By:	/s/ Stefano Michelagnoli

	Name:	Stefano Michelagnoli

	Title:	President HSBC Funds

Schedule A

LIST OF FUNDS

HSBC U.S. Government Money Market Fund

HSBC U.S. Treasury Money Market Fund

HSBC ESG Prime Money Market Fund

HSBC RadiantESG U.S. Smaller Companies Fund

HSBC RadiantESG U.S. Smaller Companies Fund (Class I)

HSBC RadiantESG U.S. Smaller Companies Portfolio

SCHEDULE 1.3(iii)

Blue Sky Services

Dated: November 7, 2022

Fund Responsibilities

In connection with the provision of the services to be provided by the Transfer Agent under this Agreement, the Funds shall:

1. With respect to each Fund, identify the states and territories where the Fund’s shares will be offered for sale;

2. Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of the Transfer Agent;

3. Work with the Transfer Agent to identify what systematic exemptions will be taken by the Funds;

4. Provide written instructions in the Transfer Agent’s standard format to implement systematic exemptions and exclusions from reporting where practicable on the Transfer Agent’s Blue Sky software system;

5. Provide written instructions to the Transfer Agent to remove current permit period sales from the Transfer Agent’s Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

6. Facilitate the issuance of a limited power of attorney in favor of the Transfer Agent in order that the Transfer Agent may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of each Fund;

7. To the extent Fund is notified by an intermediary of new sales data feeds, notify the Transfer Agent in writing of any changes to or additions of Blue Sky sales data feeds and work with the Transfer Agent to facilitate the necessary updates;

8. Serve as liaison with the Funds to facilitate the transmission of wire transfers for payment by the Funds for invoiced state fees as needed; and

9. Provide written instruction detailing action to be taken upon receipt of written notification from the Transfer Agent that a direct broker Blue Sky sales feed is available for activation.

The Transfer Agent’s Responsibilities

The Transfer Agent will perform the services set forth below.

1. File Initial Notice Filings, as applicable, in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

2. File each Fund’s renewals and amendments to reflect name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

3. File each Fund’s sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

4. Invoice each Fund for fees owed to each state in accordance with procedures agreed upon in writing by a Fund and the Transfer Agent;

5. At the direction of a Fund, make payments, at the expense of the applicable Fund, of Notice Filing fees;

6. File the Prospectuses and Statements of Additional Information, supplied by a Fund, and any amendments and supplements thereto to the extent required by the applicable blue sky notice filing laws of the states and territories;

7. File all necessary notices to permit each Fund or class of a Fund that is eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;

8. File all correspondence and related documentation so as to provide notice of the applicable Fund’s intent to take exemptions if such notice is required by the state or territory in order to permit the Fund to utilize such exemptions;

9. Advise a Fund prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Fund can advise in writing the action to be taken;

10. Provide Fund information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

11. Include in sales report filings, all sales reported to the Transfer Agent via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Funds’ prior Blue Sky vendor, or (b) confirmed in writing by a Fund to be activated, less any exempt sales the Fund has directed the Transfer Agent in writing to remove prior to such filing.

12. At the direction of a Fund, serve as liaison between the Funds and the applicable Blue Sky jurisdiction;

13. Provide guidance and best practice information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

14. Conduct annual due diligence reviews;

15. In the event that the Transfer Agent becomes aware of the sale of a Fund’s shares in a jurisdiction in which no Notice Filing has been made, the Transfer Agent shall report such information to a Fund and a Fund shall instruct the Transfer Agent with respect to the corrective action to be taken;

16. File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

17. Maintain a reasonable level of knowledge and expertise with regard to Blue Sky statutes and regulations in order to carry out services and notify a Fund of law changes that materially impact the Services under this agreement. Notwithstanding the foregoing, the Funds acknowledge the Transfer Agent is not acting in a legal capacity with respect to the Funds; and

18. Perform such additional services as the Transfer Agent and a Fund may agree upon in writing and added to this Agreement by amendment.

SCHEDULE 1.3(ix)

OMNIBUS TRANSPARENCY SERVICES

Dated: November 7, 2022

A. The Funds shall provide the following information to the Transfer Agent:

1. The name and contact information for the Financial Intermediary, with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2. The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the Financial Intermediary;

3. The frequency of supplemental data requests from the Transfer Agent;

4. The duration of supplemental data requests (e.g., 60 days, 90 days); and

5. The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B. Upon receipt of the foregoing information, the Funds hereby authorize and instruct the Transfer Agent to perform the following Services:

1.	Financial Intermediary Surveillance Schedules.

(a) Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b) Initiate information requests to the Financial Intermediaries.

2.	Data Management Monitoring

(a) Monitor status of information requests until all supplemental data is received.

(b) If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

3.	Customized Reporting for Market Timing Analysis

(a) Run information received from the Financial Intermediaries through TA2000 System functionalities.

(b) Generate exception reports using parameters provided by the Funds.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a) Review daily exception reports.

(b) Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions

(a) Communicate results of analysis to the Funds or upon request of the Funds directly to the Financial Intermediary.

(b) Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c) Update AWD Work Object with comments detailing resolution.

(d) Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a) Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, the Transfer Agent shall furnish ad hoc reports to the Funds.

7.	Support Due Diligence Programs

(a) Update system watch list with pertinent information on trade violators.

(b) Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

SCHEDULE 1.6

AML DELEGATION

Dated: November 7, 2022

1. Delegation.

1.1 In order to assist the Funds with their AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Funds. The Funds have had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Funds’ overall AML program (the “AML Program”).

1.2 Accordingly, subject to the terms and conditions set forth in this Agreement, the Funds hereby instruct and direct the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Funds’ behalf and delegate to the Transfer Agent the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Funds and the Transfer Agent upon the execution by such parties of a revised Schedule 1.6 bearing a later date than the date hereof.

1.3 The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2. Consent to Examination. In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Funds remain responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Funds relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3. Limitation on Delegation. The Funds acknowledge and agree that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Funds with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML

Procedures with respect to the ownership of, and transactions in, Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information.

4. AML Procedures.1

4.1 Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time pursuant to the risk-based procedures applicable to the Funds;

(b) Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time pursuant to the risk-based procedures applicable to the Funds;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g., redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f) Review accounts with small balances followed by large purchases;

(g) Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(h) Review high risk work types that warrant a second look when an item has been reviewed in the past. (In connection with this review, the Transfer Agent shall periodically provide the Fund with a listing of the work types that are viewed as high risk.);

1 The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

(i) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Funds with a copy of the SAR within a reasonable time after filing; and notify the Funds if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing (31 CFR 1024.320);

(j) Compare account information to any FinCEN request received by the Funds and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Funds with the necessary information for it to respond to such request within required time frame (31 CFR 1010.520);

(k) (i) Take reasonable steps to obtain customer identifying information and verify the identity of any person or entity seeking to become a new customer of the Funds and, in the event such person or entity cannot be verified, place a stop purchase on the account and request instruction from the Trust as to the disposition of such account, (ii) Maintain records of the information used to verify the person’s or entity’s identity for the greater of (A) five years from the date of redemption of such investor or (B) such longer period as may be required by applicable law, (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Funds by any government agency; and (iv) Provide any relevant documentation maintained pursuant to this Schedule 1.6 to the Trust upon request;

(l) With regards to legal entities meeting the definition of “legal entity customer” in 31 C.F.R. 1010.230 seeking to open a new account with a Fund, take reasonable steps to verify the identity of each “beneficial owner” (as such term is defined in 31 C.F.R. 1010.230, including at least one beneficial owner, if any, and one control person) in such legal entity customer (the “Beneficial Owner(s)”). In the event the proper identity of a natural person Beneficial Owner cannot be verified, a stop purchase shall be placed on the account by the Transfer Agent. If the required information is not provided by the Beneficial Owner within 21 business days, the Transfer Agent shall request instruction from the Trust as to the disposition of such account;

(m) Conduct customer due diligence pursuant to risk-based procedures, which include, at a minimum, conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information, including beneficial ownership information of legal entity customers. The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the customer at account opening;

(n) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 1010.610 for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 1010.605(f)). The Transfer

Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a risk ranking at a level of medium or above, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed within a commercially reasonable period of time with respect to an account, the Transfer Agent will contact the Funds’ Chief Compliance Officer for further instruction;

(o) Upon the request by the Funds, conduct due diligence to determine if the Funds are involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act;

(p) Create and retain records required under 31 CFR 1010.410 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions; and

(q) When a foreign account has been opened with the consent of the Fund, send the shareholder a due diligence questionnaire in order to determine the risk ranking of the account and whether or not it is a foreign shell bank. The Transfer Agent will notify the Fund if the account has a moderate or high risk ranking and follow instruction from the Fund (e.g., open, close, file SAR, etc.) with respect to the account.

4.2 In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR on behalf of a Fund or other similar report or notice to OFAC, then the Transfer Agent shall first immediately notify the Funds, unless prohibited by applicable law and shall then work with the applicable Fund(s) as to the appropriate next steps, including but not limited to, making required filings with OFAC. Notwithstanding the foregoing, the Transfer Agent shall obtain the prior approval of the applicable Fund(s) before filing a SAR on behalf of such Fund(s).

Appendix B

State Street Client Information Security Schedule

All capitalized terms not defined in this State Street Client Information Security Schedule (this “Security Schedule”) will have the meanings given to them in the Agreement, as applicable.

State Street implements data security measures consistent in all material respects with applicable prevailing industry practices and standards as well as laws, rules and regulations applicable to State Street. However, as information security is a highly dynamic space where threats are constantly changing, State Street reserves the right to make changes to its information security controls at any time in a manner that does not materially reduce its protection of the Client’s data (“Client Data”).

State Street will use commercially reasonable efforts to cause any Delegates or other delegates and third parties to whom State Street provides Client Data to implement and maintain security measures that State Street reasonably believes are at least as protective as those described in this Security Schedule. For Delegates as well as other delegates or third parties who collect, transmit, share, store, control, process or manage Client Data, State Street is responsible for assessing their control environments. Notwithstanding the foregoing, State Street shall be responsible for any Delegate’s as well as such other delegate’s or third party’s conduct with respect to the protection of Client Data, which if done by State Street, would be a breach of its commitment under this Security Schedule.

1. Security Objectives. State Street uses commercially reasonable efforts to:

a. protect the privacy, confidentiality, integrity, and availability of Client Data;

b. protect against accidental, unauthorized, unauthenticated or unlawful access, copying, use, processing, disclosure, alteration, corruption, transfer, loss or destruction of Client Data;

c. comply with applicable governmental laws, rules and regulations that are relevant to the handling, processing and use of Client Data by State Street in accordance with each Agreement; and

d. implement customary administrative, physical, technical, procedural and organizational safeguards.

2. Risk Assessments. The results of State Street’s risk assessments are internal to State Street and will not be provided to Client.

a. Risk Assessment - State Street will perform risk assessments annually that are designed to identify material threats (both internal and external), the likelihood of those threats occurring and the impact of those threats upon the State Street organization to evaluate and analyze the appropriate level of information security safeguards (“Risk Assessments”).

b. Risk Mitigation - State Street will use commercially reasonable efforts to manage, control and remediate any threats identified in the Risk Assessments that are likely to result in material unauthorized access, copying, use, processing, disclosure, alteration, transfer, loss or destruction of

Client Data, consistent with the Security Objectives, and commensurate with the sensitivity of the Client Data and the complexity and scope of the activities of State Street pursuant to the Agreement.

c. Vulnerability Management Program – State Street maintains a vulnerability management program that includes processes for: being made aware of newly announced vulnerabilities; discovering vulnerabilities within the infrastructure and applications; risk rating vulnerabilities consistent with industry standards; and defining timeframes for remediating vulnerabilities (other than medium or low risk vulnerabilities) consistent with industry standards and taking into account any mitigation efforts taken by State Street with respect to such vulnerabilities.

3. Security Controls. Upon Client’s reasonable request, no more frequently than annually, State Street will provide Client’s Chief Information Security Officer or his or her designee with an executive summary of its security controls, a completed Standardized Information Gathering (SIG) questionnaire, and an opportunity to discuss State Street’s Information Security measures with a qualified member of State Street’s Information Technology management team. In no event will any such discussions require State Street to reveal any details or information that could reasonably be expected to jeopardize the security or integrity of any State Street system or the confidentiality or security of any other client’s data. State Street reviews its Information Security Policy approximately annually and reserves the right to change the frequency to meet regulatory requirements (which in no event will be less frequent than every eighteen (18) months).

4. Organizational Security.

a. Responsibility - State Street will assign responsibility for information security management to senior personnel only.

b. Access - State Street will have controls designed to permit only those personnel performing roles supporting the provision of services under this Agreement to access Client Data.

c. Confidentiality - State Street personnel who have accessed or otherwise been made known of Client Data will maintain the confidentiality of such information in accordance with the terms of this Agreement.

d. Training - State Street will provide information security training to its personnel on approximately an annual basis

e. Screening.

State Street employees, and personnel of delegates or other third parties who access State Street’s facilities, networks or systems, are subject to certain credit and criminal checks conducted by State Street or its agents applicable to banks pursuant to applicable laws, rules and/or regulations. If any person does not meet the requirements of such State Street checks, such person may not be permitted to be employed by State Street or, in the event of a delegate or other third party, State Street requires that such person be removed from any assignment for State Street.

In addition to the foregoing, State Street requires its delegates and other third parties to conduct, as part of its standard hiring and vendor due diligence practices, pre-employment background investigations consistent with industry standards with respect to any personnel that are assigned to perform services for State Street or otherwise have access to confidential information of State Street or its clients. In particular, DST AMS performs background checks on each of its personnel (including contractors) that will have access to Client Data, except to the extent limited or prohibited by applicable laws; such background checks are performed at or about the commencement of employment; and DST AMS does not allow any individual who does not have a satisfactory background check to access Client Data; such background checks shall include all of the following: (a) county record search, based on all reported residential and employment addresses during the previous seven (7) years, for criminal convictions, deferred adjudications, and sex offender registrations; (b) verify the last three (3) years of employment and investigate each period of unemployment lasting more than ninety (90) days during the last three (3) years; and (c) verify the highest level of education specified.

5. Physical Security.

a. Securing Physical Facilities - State Street will maintain systems located in State Street facilities that host Client Data or provide services under this Agreement in environments that are designed to be physically secure and to allow access only to authorized individuals. A secure environment includes the availability of onsite security personnel on a 24 x 7 basis or equivalent means of monitoring locations supporting the delivery of services under this Agreement.

b. Physical Security of Media - State Street will implement controls, consistent with applicable prevailing industry practices and standards, that are designed to deter the unauthorized viewing, copying, alteration or removal of any media containing Client Data. Removable media on which Client Data is stored (including thumb drives, CDs, and DVDs, and PDAS) by State Street must be encrypted using at least 256-bit AES (or equivalent).

c. Media Destruction - State Street will destroy removable media and any mobile device (such as discs, USB drives, DVDs, back-up tapes, laptops and PDAs) containing Client Data or use commercially reasonable efforts to render Client Data on such physical media unintelligible if such media or mobile device is no longer intended to be used. All backup tapes that are not destroyed must meet the level of protection described in this Security Schedule until destroyed.

d. Paper Destruction - State Street will cross shred all paper waste containing Client Data and dispose in a secure and confidential manner.

6. Communications and Operations Management.

a. Network Penetration Testing - State Street will, on approximately an annual basis but in no event less frequently than every eighteen (18) months, contract with an independent third party to conduct a network penetration test on its network having access to or holding or containing Client Data. If penetration testing reveals material deficiencies or vulnerabilities, the findings will be risk rated consistent with industry standards and timeframes will be defined for remediating vulnerabilities (other than medium or low risk vulnerabilities) consistent with industry standards and taking into account any mitigation efforts taken by State Street with respect to such vulnerabilities.

b. Data Protection During Transmission - State Street will encrypt, using an industry recognized encryption algorithm, personally identifiable Client Data when in transit across public networks.

c. Data Loss Prevention - State Street will maintain a data leakage program that is designed to identify, detect, monitor and document data leaving State Street’s control without authorization in place.

7. Access Controls.

a. Authorized Access - State Street will have controls that are designed to maintain the logical separation such that access to systems hosting Client Data and/or being used to provide services to Client will uniquely identify each individual requiring access, grant access only to authorized personnel based on the principle of least privileges, and prevent unauthorized access to Client Data. State Street reviews user access rights to systems and applications storing or allowing access to Client Data on a periodic basis.

b. User Access - State Street will have a process to promptly disable access to Client Data by any State Street personnel who no longer requires such access. State Street will also promptly remove access of Client personnel upon receipt of notification from Client.

c. Authentication Credential Management - State Street will communicate authentication credentials to users in a secure manner, with a proof of identity check of the intended users. State Street requires its personnel and any personnel of its delegates or other third parties that have access to State Street’s networks or systems to maintain the confidentiality of system passwords, keys, and passcodes. State Street has a secure and documented process to reset passwords that requires verification of user identity prior to password reset.

d. Multi-Factor Authentication for Remote Access - State Street will use multi factor authentication and a secure tunnel, or another strong authentication mechanism, when any State Street personnel remotely accesses State Street’s internal network.

8. Use of Laptop and Mobile Devices in connection with this Agreement.

a. Encryption Requirements - State Street will encrypt any laptops or mobile devices (e.g., tablets and smartphones) containing Client Data used by State Street’s personnel using an industry recognized encryption algorithm with at least 256 bit encryption AES (or equivalent).

b. Secure Storage - State Street will require that all laptops and mobile devices be securely stored whenever out of the personnel’s immediate possession.

c. Inactivity Timeout - State Street will employ access and password controls as well as inactivity timeouts of no longer than thirty (30) minutes on laptops, desktops and mobile devices managed by State Street and used by State Street’s personnel.

d. Remote Management – State Street will maintain the ability to remotely remove Client Data promptly from mobile devices managed by State Street. State Street has policies requiring personnel to maintain the security of devices managed by State Street.

9. Information Systems Acquisition Development and Maintenance.

a. Client Data – Client Data will only be used by State Street for the purposes specified in this Agreement.

b. Virus Management - State Street will maintain a malware protection program designed to identify, detect, protect, respond and recover from malware infections, malicious code and unauthorized execution of code within the State Street environment.

c. Change Control – State Street implements and maintains change control procedures to manage changes to information systems, supporting infrastructure, and facilities. Certain State Street’s system and application changes undergo testing prior to implementation, which may include relevant security controls, as determined by State Street on a risk basis and taking into account the type and/or impact of the change and the infrastructure and/or network components in place with respect to such change.

10. Incident Event and Communications Management.

a. Incident Management/Notification of Breach - State Street will maintain an incident response plan that specifies actions to be taken when State Street or one of its subcontractors suspects or detects that a party has gained unauthorized access to Client Data or systems or applications containing any Client Data (the “Response Plan”). Such Response Plan will include an escalation procedure that includes notification to senior managers and reporting to regulatory and law enforcement agencies, when and if applicable. State Street will use commercially reasonable efforts to investigate, remediate and mitigate such unauthorized access.

b. State Street will notify Client within seventy-two (72) hours after it has determined that unauthorized access to Client Data has occurred, unless otherwise prohibited by applicable law. In such an event, and unless prohibited by applicable law, State Street will provide information, to the extent available to State Street, sufficient to provide a reasonable description of the general circumstances and extent of such unauthorized access, and will provide reasonable cooperation to Client:

i.	in the investigation of any such unauthorized access;
ii.	in Client’s efforts to comply with statutory notice or other applicable laws applicable to Client or its shareholders; and
iii.	in litigation and investigations brought by Client against third parties, including injunctive or other equitable relief reasonably necessary to protect Client’s proprietary rights.

For the avoidance of doubt, State Street will not be required to disclose information that State Street reasonably determines would compromise the security of State Street’s technology or premises or that would impact other State Street clients.

c. In addition to the foregoing, DST AMS has agreed to notify State Street, and to directly notify Client, within forty-eight hours after it has determined that unauthorized access to Client Data has occurred, unless otherwise prohibited by applicable law. The remainder of the language set forth in (b) above shall also apply with respect to such notification by DST AMS.